Exhibit 99 - First Commonwealth Financial Corporation Press Release dated April 21, 2005

*** NEWS RELEASE ***

TO:	All Area News Agencies	For More Information Contact:

FROM:	First Commonwealth	John Dolan, Executive Vice President and
	Financial Corporation	Chief Financial Officer
First Commonwealth Financial Corporation
DATE:	April 21, 2005	(724) 349-7220

FIRST COMMONWEALTH ANNOUNCES FIRST QUARTER RESULTS
Net Interest Margin Continues to Improve
Loan and Deposit Growth of 5% Since Year-End

INDIANA, PA - First Commonwealth Financial Corporation (NYSE:FCF) reported net income of  $15.2 million for the first quarter of 2005 compared to net income of $13.3 million for the first quarter of 2004.  Basic and diluted earnings per share were $0.22 for the first quarter of 2005 as well as for the comparable period of 2004.  Return on equity was 11.48% and return on assets was 1.00% for the first quarter of 2005 compared to 12.12% and 1.04%, respectively in the 2004 period.  Increases in net income were generated primarily by increases in average earning assets and improvement in net interest margin.  Both periods contain securities gains while the 2004 period includes some costs of integration and certain employee separation expenses related to First Commonwealth's acquisition of Pittsburgh Financial Corp. completed in December of 2003.  Increases in average earning assets for the first quarter of 2005 compared to the 2004 period can largely be attributed to the inclusion of the balances of GA Financial, Inc. (acquired in May 2004) in the 2005 quarter.

Net Interest Income
Net interest income for the first quarter of 2005 was $8.1 million more than that of the related period of 2004 as average earning assets increased by $852 million or 17% compared to 2004 averages.  Loans and deposits continued to display strong growth during the first quarter of 2005, resulting in increases of nearly 5% (on an annualized basis) since December 31, 2004.  Net interest income, on a fully tax-equivalent basis, as a percentage of average earning assets ("net interest margin") was 3.41% in the 2005 period compared to 3.27% in the 2004 quarter as earning asset yields increased faster than funding costs.  Yield on earning assets, on a fully tax-equivalent basis, increased 24 basis points (0.24%) for the first quarter of 2005 compared to the corresponding period of 2004, while the cost of funds increased 6 basis points (0.06%) over the same time period.  The cost of funds for the first quarter of 2005 compared to the corresponding period of 2004 was favorably impacted by First Commonwealth's repositioning of borrowings after the prepayment of Federal Home Loan Bank borrowings during the third quarter of 2004.

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Other Income
Total other income was $11.4 million in the first quarter of 2005 compared to $13.6 million in the first quarter of 2004, reflecting a decrease of $2.2 million.  Net securities gains were $485 thousand in the first quarter of 2005 compared to $3.9 million for the first quarter of 2004, reflecting a decrease of $3.4 million.  Gains were primarily from the sale of equity securities.  Decreases in net securities gains were partially offset by increases in other income categories resulting primarily from the inclusion of fee income from GA Financial, Inc. in the 2005 results.

Other Expense
Other expenses increased $3.7 million during the 2005 quarter when compared to the first quarter of 2004.  This increase resulted primarily from the inclusion of GA Financial, Inc. results in the 2005 quarter.  The most significant other expense item that increased during 2005 was salaries and employee benefit costs which increased by $1.6 million as the number of full-time-equivalent employees increased from 1,460 at March 2004 to 1,621 at March 2005.  The 2004 period included $1.3 million of merger and integration expenses.

Credit Quality and Provision for Credit Losses
Total nonperforming loans increased by $4.1 million as of March 31, 2005 compared to March 31, 2004 levels and included increases in loans past due 90 days but still accruing of $5.2 million which were partially offset by decreases in nonaccrual loans of $1.1 million.  Nonperforming loans as a percentage of total loans were 0.79% at March 31, 2005 compared to 0.83% at March 31, 2004.  Management believes that the allowance for credit losses is adequate at this time.

The provision for credit losses decreased $356 thousand in the first quarter of 2005 when compared to the comparable period of 2004 reflecting the improved quality of primary watch list credits.  Although net charge-offs increased by $40 thousand for the 2005 quarter compared 2004 levels, net charge-offs as a percentage of average loans (annualized) improved to 0.23% for the first quarter of 2005 from 0.28% for the first quarter of 2004.

Recent Developments

Branch Sale
On March 8, 2005, First Commonwealth Bank, a wholly owned subsidiary of First Commonwealth Financial Corporation agreed to sell one of its branch offices located in State College, PA.  Under terms of the purchase and assumption agreement, Clearfield Bank and Trust Company will assume approximately $16.5 million of deposit liabilities that are associated with the office.  The transaction is subject to regulatory approvals and is expected to settle in the second quarter of 2005.  The transaction is expected to generate a pre-tax gain of approximately $2.8 million that includes the premium on deposits and the gain on the sale of premises and equipment.

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Merchant Processing Alliance
First Commonwealth recently entered into an asset sale and merchant processing alliance with First Data Corp.   Under the terms of the agreement, First Data Corp. will acquire certain assets of First Commonwealth's merchant processing business and provide merchant payment processing services on behalf of First Commonwealth Bank.  First Commonwealth Bank will participate in future revenue related to both the existing book of merchant business as well as new business.  The transaction is expected to generate a pre-tax gain of approximately $2.0 million that will increase second quarter 2005 after-tax earnings by approximately $1.3 million.  Merchant discount and other related merchant income for the full year of 2004 was $4.0 million while associated costs were $3.3 million.

About First Commonwealth
First Commonwealth Financial Corporation is a $6.2 billion bank holding company headquartered in Indiana, PA.  It operates in 17 counties in western and central Pennsylvania through First Commonwealth Bank, a Pennsylvania chartered bank.  Financial services and insurance products are also provided through First Commonwealth Insurance Agency, First Commonwealth Trust Company and First Commonwealth Financial Advisors, Inc.  The company also operates First Commonwealth Systems Corporation, a data processing subsidiary, First Commonwealth Professional Resources, Inc., a support services subsidiary, FraMal Holdings Corporation, an investment services company, and jointly owns Commonwealth Trust Credit Life Insurance Company, a credit life reinsurance company.

Forward-Looking Statements
This press release contains "forward-looking statements," within the meaning of the Private Securities Litigation Reform Act of 1995 that involve significant risks and uncertainties.  Such forward-looking statements may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," "intended," and "potential."  Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: the timing and magnitude of changes in interest rates; changes in accounting principles, policies or guidelines; changes in regional, national and global economic conditions; changes in regulatory requirements, and significant changes in the securities markets.  Consequently, all forward-looking statements made in this press release are qualified by these cautionary statements, and the cautionary language in First Commonwealth's most recent Annual Report on Form 10-K and other documents filed with the Securities and Exchange Commission.

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FIRST COMMONWEALTH FINANCIAL CORPORATION
CONSOLIDATED SELECTED FINANCIAL DATA
(Dollar Amounts in Thousands, except per share data)

	For the Quarter Ended
	March 31,
	2005	2004

Interest income	$75,637	$61,972
Interest expense	30,705	25,165

Net interest income	44,932	36,807
Provision for credit losses	1,744	2,100

Net interest income after provision for credit losses	43,188	34,707

Net securities gains	485	3,850
Trust income	1,325	1,268
Service charges on deposits	3,540	3,200
Insurance commissions	840	804
Income from bank owned life insurance	1,321	1,263
Merchant discount income	839	828
Card related interchange income	1,087	620
Other income	2,003	1,750

Total other income	11,440	13,583

Salaries and employee benefits	18,298	16,703
Net occupancy expense	2,992	2,189
Furniture and equipment expense	2,870	2,521
Data processing expense	939	813
Pennsylvania shares tax expense	1,266	1,134
Intangible amortization	565	74
Merger and integration charges	0	1,291
Other operating expense	8,463	6,992

Total other expenses	35,393	31,717

Income before income taxes	19,235	16,573
Applicable income taxes	4,016	3,250

Net income	$15,219	$13,323

Average shares outstanding	69,346,722	60,772,824
Average shares outstanding assuming dilution	70,024,400	61,289,672

Per Share Data:
Basic earnings per share	$0.22	$0.22
Diluted earnings per share	$0.22	$0.22
Cash dividends per share	$0.165	$0.160

FIRST COMMONWEALTH FINANCIAL CORPORATION
CONSOLIDATED SELECTED FINANCIAL DATA
(Dollar Amounts in Thousands, except per share data)

	March 31,	December 31,
	2005	2004

Assets
Cash and due from banks	$77,909	$79,591
Interest-bearing bank deposits	735	2,403
Securities available for sale, at market	2,107,360	2,162,313
Securities held to maturity, at amortized cost
(Market value $85,894 in 2005 and $81,886 in 2004)	83,418	78,164

Loans
Portfolio loans	3,552,374	3,512,774
Loans held for sale	2,259	2,311
Unearned income	(192)	(252)
Allowance for credit losses	(40,794)	(41,063)

Net loans	3,513,647	3,473,770

Premises and equipment	58,854	56,965
Other real estate owned	1,463	1,814
Goodwill	123,551	123,607
Amortizing intangibles, net	16,948	17,513
Other assets	216,705	202,338

Total assets	$6,200,590	$6,198,478

Liabilities
Deposits (all domestic):
Noninterest-bearing	$486,158	$480,843
Interest-bearing	3,405,524	3,363,632

Total deposits	3,891,682	3,844,475

Short-term borrowings	919,636	946,474
Other liabilities	38,272	35,977

Subordinated debentures	108,250	108,250
Other long-term debt	729,613	731,324

Total long-term debt	837,863	839,574

Total liabilities	5,687,453	5,666,500

Shareholders' Equity
Common stock $1 par value per share	71,978	71,978
Additional paid-in capital	175,067	175,453
Retained earnings	311,047	307,363
Accumulated other comprehensive income (loss)	(8,901)	10,002
Treasury stock	(26,093)	(26,643)
Unearned ESOP shares	(9,961)	(6,175)

Total shareholders' equity	513,137	531,978

Total liabilities and shareholders' equity	$6,200,590	$6,198,478

Shares issued	71,978,568	71,978,568
Shares outstanding	69,912,501	69,868,908
Treasury shares	2,066,067	2,109,660
Book value per share	$7.34	$7.61
Market value per share	$13.70	$15.39

FIRST COMMONWEALTH FINANCIAL CORPORATION
CONSOLIDATED SELECTED FINANCIAL DATA
(Dollar Amounts in Thousands)

Quarter To Date Average Balance Sheets and
Net Interest Analysis At March 31,
		2005			2004

	Average Balance	Income/Expense	Yield or Rate (a)	Average Balance	Income/Expense	Yield or Rate (a)
Assets
Interest-earning assets:
Time deposits with banks	$964	$7	3.08%	$4,874	$8	0.71%
Tax free investment securities	270,945	3,053	7.03%	230,195	2,645	7.11%
Taxable investment securities	1,923,907	19,982	4.21%	1,807,732	17,933	3.99%
Federal funds sold	659	4	2.46%	274	1	0.90%
Loans, net of unearned income (b)(c)	3,542,655	52,591	6.21%	2,843,976	41,385	6.06%

Total interest-earning assets	5,739,130	75,637	5.58%	4,887,051	61,972	5.34%

Noninterest-earning assets:
Cash	78,997			66,539
Allowance for credit losses	(42,024)			(37,894)
Other assets	422,736			256,823

Total noninterest-earning assets	459,709			285,468

Total Assets	$6,198,839			$5,172,519

Liabilities and Shareholders' Equity
Interest-bearing liabilities:
Interest-bearing demand deposits (d)	$562,152	$949	0.68%	$502,220	$399	0.32%
Savings deposits (d)	1,261,576	3,647	1.17%	929,866	2,096	0.91%
Time deposits	1,580,456	11,906	3.06%	1,442,409	11,015	3.07%
Short-term borrowings	916,021	5,558	2.46%	633,794	1,735	1.10%
Long-term debt	838,378	8,645	4.18%	790,915	9,920	5.04%

Total interest-bearing liabilities	5,158,583	30,705	2.41%	4,299,204	25,165	2.35%

Noninterest-bearing liabilities and capital:
Noninterest-bearing demand deposits (d)	478,653			406,072
Other liabilities	24,158			25,222
Shareholders' equity	537,445			442,021

Total noninterest-bearing funding sources	1,040,256			873,315

Total Liabilities and Shareholders' Equity	$6,198,839			$5,172,519

Net Interest Income and Net Yield on Interest-Earning Assets		$44,932	3.41%		$36,807	3.27%

(a) Yields on interest-earning assets have been computed on a tax equivalent basis using the 35% Federal income tax statutory rate.
(b) Income on nonaccrual loans is accounted for on the cash basis, and the loan balances are included in interest-earning assets.
(c) Loan income includes net loan fees.
(d) Average balances do not include reallocations from noninterest-bearing demand deposits and interest-bearing demand deposits into savings deposits which were made for regulatory purposes.

FIRST COMMONWEALTH FINANCIAL CORPORATION
CONSOLIDATED SELECTED FINANCIAL DATA
(Dollar Amounts in Thousands)

Asset Quality Data At March 31,
	2005	2004

Loans on nonaccrual basis	$11,200	$12,292
Past due loans	16,846	11,627
Renegotiated loans	182	192

Total nonperforming loans	$28,228	$24,111
Loans outstanding at end of period	$3,554,441	$2,888,349
Average loans outstanding(year-to-date)	$3,542,655	$2,843,976
Allowance for credit losses	$40,794	$37,512
Nonperforming loans as percent of total loans	0.79%	0.83%
Net charge-offs(year-to-date)	$2,013	$1,973
Net charge-offs as percent of average loans (annualized)	0.23%	0.28%
Allowance for credit losses as percent of average loans
outstanding	1.15%	1.32%
Allowance for credit losses as percent of nonperforming
loans	144.52%	155.58%
Other real estate owned	$1,463	$2,233

Profitability Ratios
	For the Quarter Ended
	March 31,
	2005	2004

Return on average assets	1.00%	1.04%
Return on average equity	11.48%	12.12%
Efficiency ratio (FTE) (a)	59.35%	59.49%
Fully tax equivalent adjustment	$3,267	$2,924

(a) Efficiency ratio is "total other expenses" as a percentage of total revenue.
Total revenue consists of "net interest income, on a fully tax-equivalent basis," plus "total other income."